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                                                Filed pursuant to Rule 424(b)(3)
                                            Registration Statement No. 333-64844

                         PROSPECTUS SUPPLEMENT ADDENDUM
          (TO PRELIMINARY PROSPECTUS SUPPLEMENT DATED NOVEMBER 2, 2005
                    AND PROSPECTUS DATED FEBRUARY 27, 2003)

                                   [UBS LOGO]

Callable Barrier Bear Yield notes

UBS AG $__ SENIOR NOTES (LINKED TO THE 10-YEAR CONSTANT MATURITY U.S. TREASURY
RATE) DUE NOVEMBER __, 2006
________________________________________________________________________________

The following is a notice to investors in each member state of the European Economic Area (European Union member states plus Norway, Iceland and Liechtenstein) that have implemented Directive 2003/71/EC, including any relevant implementing measure in each such member state (the "EU Prospectus Directive") and supplements the preliminary prospectus supplement.

NOTICE TO INVESTORS FROM EEA JURISDICTIONS: THE NOTES SHOULD NOT BE SOLD WITH A CONSIDERATION OF LESS THAN EUR 50,000 OR ITS EQUIVALENT.

PLEASE REVIEW THE FOLLOWING INFORMATION CAREFULLY

Any notes purchased by any person for resale may not be offered in any jurisdiction in circumstances that would result in the Issuer being obliged to register any further prospectus or corresponding document relating to the notes in that jurisdiction.

Europe:

For EEA jurisdictions (EU member states plus Norway, Iceland and Liechtenstein) that have implemented the EU Prospectus Directive, THE PROSPECTUS SUPPLEMENT AND THE PROSPECTUS FOR THESE NOTES DO NOT QUALIFY AS A PROSPECTUS PUBLISHED IN ACCORDANCE WITH THE REQUIREMENTS OF THE EU PROSPECTUS DIRECTIVE. Unless and until a prospectus has been published in accordance with the requirements of the EU Prospectus Directive, these notes may not be offered or sold in EEA jurisdictions that have implemented the EU Prospectus Directive other than 1) in minimum denominations of, or total consideration per investor of at least, EUR 50,000 (or equivalent in other currencies) or 2) only to Qualified Investors; and/or (aggregated for all distributors) to less than 100 offerees that are not Qualified Investors per EEA jurisdiction. A "Qualified Investor" is a legal entity that (i) is authorized or regulated to operate in the financial markets or has the sole purpose to invest in securities; or (ii) meets two of the following three criteria (as shown in its last annual or consolidated accounts):
(a) an average number of at least 250



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employees during the last financial year; (b) a total balance sheet of more than
EUR 43,000,000; and (c) an annual net turnover of more than EUR 50,000,000.

For EEA jurisdictions that have not implemented the EU Prospectus Directive, sales in such jurisdictions must be in compliance with the law of that jurisdiction.

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                                     UBS AG

             Prospectus Supplement Addendum dated November 9, 2005.